Exhibit 99.1

Sezzle Second Quarter Financial Results

MINNEAPOLIS, Minnesota – August 17, 2021 - Sezzle Inc. (ASX:SZL) (Sezzle or Company) // Installment payment platform, Sezzle, today filed financial results (Form 10-Q quarterly report) for its second quarter ended June 30, 2021, with the Securities Exchange Commission (SEC).

“Our strong momentum continued after quarter end, as July represented a new monthly high in Underlying Merchant Sales (US$150.6 million); we crossed over the 3.0 million Active Consumers mark; and we are now engaged with 41,800 Active Merchants on the Sezzle Platform. Our scale and positive market positioning, as a Public Benefit Corporation and B Corp, are resonating with consumers and merchants alike,” stated Sezzle’s Executive Chairman and CEO Charlie Youakim. “We are also excited about the partnerships we are creating, such as the recent agreement with and investment from Discover Financial Services and ecommerce platform, BigCommerce, naming Sezzle as its preferred buy now, pay later partner.”

Quarterly Earnings Conference Call

The management team will host a conference call to discuss the quarterly earnings with investors on August 17, 2021, at 5:00 pm (US CT), 6:00 pm (US ET) and 8:00 am August 18, 2021 (Sydney/Melbourne).

Participants can register for the conference call by navigating to:

https://s1.c-conf.com/diamondpass/10015613-gs62jc.html

Please note that registered participants will receive their dial in number upon registration. Investors are encouraged to submit any questions in advance of the call by emailing them to: Investorrelations@sezzle.com.

Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401

Contact Information

For more information about this announcement:

Lee Brading, CFA	Justin Clyne	Media Enquiries
Investor Relations	Company Secretary	Mel Hamilton - M&C Partners
+61 391 112 670	+61 407 123 143	+61 417 750 274
InvestorRelations@sezzle.com	jclyne@clynecorporate.com.au	melissa.hamilton@mcpartners.com.au

About Sezzle Inc.

Sezzle is a rapidly growing fintech company on a mission to financially empower the next generation. Sezzle’s payment platform increases the purchasing power for 3.0 million Active Consumers by offering interest-free installment plans at online stores and select in-store locations. Sezzle’s transparent, inclusive, and seamless payment option allows consumers to take control over their spending, be more responsible, and gain access to financial freedom. When consumers apply, approval is instant, and their credit scores are not affected. The increase in purchasing power for consumers leads to increased sales and basket sizes for 41,800 Active Merchants that offer Sezzle.

For more information visit sezzle.com.

Sezzle’s CDIs are issued in reliance on the exemption from registration contained in Regulation S of the US Securities Act of 1933 (Securities Act) for offers of securities which are made outside the US. Accordingly, the CDIs have not been, and will not be, registered under the Securities Act or the laws of any state or other jurisdiction in the US. As a result of relying on the Regulation S exemption, the CDIs are ‘restricted securities’ under Rule 144 of the Securities Act. This means that you are unable to sell the CDIs into the US or to a US person who is not a QIB for the foreseeable future, unless the re-sale of the CDIs is registered under the Securities Act or another exemption is available. To enforce the above transfer restrictions, all CDIs issued bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to US persons excluding QIBs. However, you are still able to freely transfer your CDIs on ASX to any person other than a US person who is not a QIB. In addition, hedging transactions with regard to the CDIs may only be conducted in accordance with the Securities Act.

Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401

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